Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our report dated March 10, 2006, accompanying the consolidated financial statements of Fiberstars, Inc. and subsidiaries appearing in the Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
November 27, 2006